Exhibit 2.1

RALLYBIO HOLDINGS, LLC

PLAN OF LIQUIDATION AND DISSOLUTION

This Plan of Liquidation and Dissolution (the “Plan”) is entered into as of the [ ] day of July, 2021, by Rallybio Holdings, LLC, a Delaware limited liability company (the “LLC”). This Plan is intended accomplish the complete liquidation and dissolution of the LLC under and in accordance with the Limited Liability Company Act of the State of Delaware, 6 Del. C. § 18-101, et seq. (“DLLCA”) and pursuant to the Second Amended and Restated Operating Agreement, dated March 27, 2020 and as amended as of May 14, 2020 (the “Operating Agreement”) of the LLC. Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Operating Agreement.

RECITALS

WHEREAS, the LLC holds 100% of the outstanding shares of common stock in Rallybio Corporation (the “Corporation”); and

WHEREAS, the Corporation holds 100% of the membership units in each of: (i) RallyBIO, LLC (“RallyBIO”), a Delaware limited liability company; (ii) Rallybio IPA, LLC (“IPA”), a Delaware limited liability company; (iii) Rallybio IPB, LLC (“IPB”), a Delaware limited liability company; and (iv) IPC Research, LLC, a Delaware limited liability company; (“IPC”, and together with RallyBIO, IPA, and IPB, each a “Rallybio Subsidiary” and collectively the “Rallybio Subsidiaries”); and

WHEREAS, the Board of Managers has determined that it is in the best interest of the LLC to reorganize the organizational structure of the LLC and the Rallybio Subsidiaries, and dissolve and liquidate the LLC, as described in this Plan; and

WHEREAS, pursuant to Section 10.8 of the Operating Agreement, and subject to Section 5.6 of the Operating Agreement, the requisite percentage of the LLC’s members as set forth in the Operating Agreement, shall approve the reorganization of the LLC into the Corporation, including by causing the Members to exchange their membership interests in the LLC, for capital stock in the Corporation; and

WHEREAS, it is contemplated that the Corporation shall issue in an underwritten public offering (the “Public Offering”) shares (the “Shares”) of its authorized but unissued common stock, par value $0.0001 per share (the “Common Stock”), said securities to be issued as hereinafter provided for, in such manner and at such times, and in such amounts and at such prices as the Board of Directors or the pricing committee thereof (the “Pricing Committee”) may determine, which shall be in excess of the amounts required for a Qualified Public Offering (as defined in the Operating Agreement); and

WHEREAS, the form of the reorganized structure of the LLC provides that, when coupled with the sale of equity that would satisfy the requirements of a Qualified Public Offering, (a) each Member’s relative percentage ownership interest of the outstanding common stock and preferred stock of the Corporation immediately after such reorganization is such Member’s relative percentage ownership interest in the LLC immediately prior to such reorganization (giving effect to all preferred returns contemplated herein); and (b) the relative preferences, powers, rights, qualifications, limitations and restrictions in respect of the outstanding common stock and preferred stock of the Corporation immediately after such reorganization is the same as the relative preferences, powers, rights, qualifications, limitations and restrictions in respect of the Member’s interests immediately prior to such reorganization, including with respect to liquidation preferences and any accruing distributions; and

WHEREAS, all Members shall provide all necessary cooperation, including, without limitation, the execution of any documents (including any voting agreement) or filings that may be required; and

WHEREAS, the Company, which holds 100% of the outstanding shares of Common Stock, shall immediately after the determination by the Pricing Committee of the price per share of Common Stock to be offered to the public in the Corporation’s initial public offering (the “Pricing”, and the price per share of Common Stock, the “IPO Price”), be issued an additional number of shares based on the valuation of the Corporation, such that following such issuance, the total outstanding shares of the Corporation shall be equal to (i) the valuation of the Corporation determined by the Pricing, divided by (ii) the IPO Price (the “Liquidating Stock Issuance”); and

WHEREAS, in making the Liquidating Stock Issuance, while the Corporation shall have a single class of common stock and a number of shares of Common Stock will be allocated to each interest holder of the LLC reflective of such Member’s interests in the Rallybio Subsidiaries, as well as with respect to the Corporation and its predecessor, Rallybio IPD, LLC; and

WHEREAS, immediately after the Liquidating Stock Issuance, the Company shall dissolve and liquidate its assets, pursuant to this Plan; and

WHEREAS, it is contemplated that, after the Liquidating Stock Issuance, each of the shareholders of the Corporation that are party to that certain Amended and Restated Investors’ Rights Agreement of the Company, dated as of, March 27, 2020 (the “Investors Rights Agreement”), shall enter into a Registration Rights Agreement with the Corporation (the “Registration Rights Agreement”), which shall provide registration rights to such parties substantially similar to those granted to such parties pursuant to the Investors Rights Agreement; and

WHEREAS, the Requisite Preferred Holders and the Majority in Interest members, have reviewed and adopted this Plan; and

NOW, THEREFORE, the parties agree as follows:

1. Approval of Plan. The Board of Managers of the LLC has reviewed and adopted this Plan and presented the Plan to the LLC’s members necessary to take action on the Plan. The Plan has been adopted by the requisite action of the LLC’s members as set forth in the Operating Agreement, including without limitation the Requisite Preferred Holders and the Majority in Interest members, and this Plan shall constitute the adopted plan of dissolution and liquidation of the LLC.

2. Certificate of Cancellation. Subject to Section 14 hereof, after the Members approve the dissolution of the LLC (the “Approval Time”), the LLC shall file with the Secretary of State of the State of Delaware a certificate of cancellation (the “Certificate of Cancellation”) in accordance with the DLLCA (the time of such filing, or such later time as stated therein, the “Effective Time”).

3. Cessation of Business Activities. From and after the Approval Time, the LLC shall be voluntarily liquidated and dissolved. The Board of Managers shall cause the LLC to proceed with dissolution process as described in Section 5 herein. After the Approval Time, the LLC shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, and distribute its assets in accordance with this Plan.

4. Continuing Employees and Consultants. For the purpose of effecting the dissolution of the LLC, the LLC may hire or retain, at the discretion of the Board of Managers, such employees, consultants and advisors as the Board of Managers deems necessary or desirable to supervise or facilitate the dissolution and winding up of the LLC.

5. Dissolution Process. From and after the Approval Time, the LLC (or any successor entity of the LLC) shall complete the following corporate actions:

5.1 The LLC (a) shall pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to the LLC; (b) shall make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the LLC which is the subject of a pending action, suit or proceeding to which the LLC is a party; and (c) shall make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the LLC or that have not arisen but that, based on facts known to the LLC, are likely to arise or to become known to the LLC within ten (10) years after the date of dissolution. Such claims shall be paid or provided for in full if there are sufficient assets. All such claims shall be paid in full and any such provision for payment made shall be made in full if there are sufficient assets. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of assets legally available therefor.

5.2 The LLC shall distribute to the Members, in accordance with the liquidation spreadsheet attached hereto as Schedule A (the “Liquidation Spreadsheet”), pending the determination of the IPO Price, all remaining assets, including all available cash, including the cash proceeds of any sale, exchange or disposition, except such cash, property or assets as are required for paying or making reasonable provision for the claims and obligations of the LLC. Such distribution may occur all at once or in a series of distributions and shall be in cash or assets, in such amounts, and at such time or times, as the Board of Managers in its absolute discretion, may determine. If and to the extent deemed necessary, appropriate or desirable by the Board of Managers, in its absolute discretion, the LLC may establish and set aside a reasonable amount of cash and/or property to satisfy claims against the LLC, including, without limitation, tax obligations, all expenses related to the sale of the LLC’s property and assets, all expenses related to the collection and defense of the LLC’s property and assets, and the liquidation and dissolution provided for in this Plan.

5.3 Liquidating Stock Issuance.

(a) Pursuant to Section 5.2, immediately following the Liquidating Stock Issuance, and without any action on the part of the LLC or any holders of any of the securities of the LLC, the outstanding membership interest holders of the LLC will receive Common Stock in the Corporation, pursuant to the Liquidation Spreadsheet, with economic value equivalent to that of their membership interests in the LLC. If any membership interest holder holds membership interests in the LLC that were granted in connection with the performance of services to the LLC and that are unvested or subject to transfer restrictions at the time of the Liquidating Stock Issuance, the Common Stock of the Corporation received in respect of such membership interests shall be subject to the same vesting schedule and transfer restrictions which applied to such membership interests.

(b) All of the outstanding membership interests of the LLC (the “Membership Interests”), for which Members receive capital stock of the Corporation in respect of such Membership Interests, as provided in this Section 5.3, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (each a “Certificate”), if any, previously representing any such Membership Interests, shall thereafter represent the right to receive the number of the Corporation’s capital stock into which such Membership Interests represented by such Certificate have been converted. Membership Interests shall be exchanged for certificates representing the respective class or series of shares of the Corporation’s capital stock upon the surrender of such Certificates in accordance with Section 6 hereof, without any interest thereon.

6. Cancellation of Membership Interests. All of the outstanding Membership Interests of the LLC (and all certificates representing such membership interests), without further action on the part of the LLC or its members shall be automatically canceled pursuant to Section 5.3. From and after the Approval Time, and subject to applicable law, each holder of membership interests of the LLC shall cease to have any rights in respect thereof, except the right to receive distributions pursuant to and in accordance with Section 5.2 hereof. Prior to the Effective Time, the Board of Managers, in its absolute discretion, may require the LLC’s members to (i) surrender their certificates evidencing their membership interests, if any, to the LLC; or (ii) furnish the LLC with evidence satisfactory to the Board of Managers of the loss, theft or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Managers. Subject to applicable law, the LLC shall be entitled to close its transfer books and discontinue recording transfers of membership of the LLC at any time after the Approval Time in order more efficiently to make any distributions to the members. From and after such closing and discontinuance, certificates representing membership interests of the LLC, if any, will not be assignable or transferable on the books of the LLC except by will, intestate or other succession, operation of law or consent by the LLC.

7. Further Assurances. If, at any time on and after the Effective Time, the Corporation, the Members or their respective successors and assigns shall consider or be advised that any further assignments or assurances in law or any organizational or other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Members title to and possession of any property or right of the LLC acquired or to be acquired by reason of, or as a result of, the Conversion, or (b) otherwise to carry out the purposes of this Conversion Agreement, the LLC and its managers, officers and members shall be deemed to have granted to the Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Corporation and otherwise to carry out the purposes of this Conversion Agreement; and the director(s) and officer(s) of the Corporation are fully authorized in the name of the LLC or otherwise to take any and all such action.

8. Conduct of the LLC Following Approval of the Plan. After the Approval Time, the LLC shall continue for the purpose of winding up its affairs in an orderly matter as provided in this Plan with the LLC continuing in existence until the Certificate of Cancellation is filed with the Delaware Secretary of State. The powers of the manager(s) continue during the aforesaid time periods in order to allow them to take the necessary steps to wind-up the affairs of the LLC.

9. Absence of Appraisal Rights. Under Delaware law, the LLC’s members are not entitled to appraisal rights for their membership interests in connection with the transactions contemplated by the Plan.

10. Abandoned Property. If any distribution to a member cannot be made, whether because the member cannot be located, has not surrendered certificates evidencing the membership interests as required hereunder or for any other reason, the distribution to which such member is entitled shall be transferred, at such time as the final liquidating distribution is made by the LLC, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such member as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the LLC.

11. Member Consent to Sale of Assets. Adoption of this Plan by the requisite vote of the outstanding membership interests shall constitute the approval of the members of the sale, exchange or other disposition in liquidation of all of the property and assets of the LLC, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition that are conditioned on adoption of this Plan.

12. Expenses of Dissolution. In connection with and for the purposes of implementing and assuring completion of this Plan, the LLC may, in the absolute discretion of the Board of Managers, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the LLC in connection with the collection, sale, exchange or other disposition of the LLC’s property and assets and the implementation of this Plan.

13. Authorization. The Board of Managers is hereby authorized, without further action by the members, to do and perform or cause the officers of the LLC, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Managers, to implement this Plan and the transaction contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

14. Amendments and Modifications. This Plan may be amended, waived, changed, modified or discharged only by an agreement in writing signed by the LLC and the undersigned Members.

15. Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard its principles of the conflicts of laws.

16. Headings. The headings of the Articles and sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Plan.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

RALLYBIO HOLDINGS, LLC

By:

Name:	Martin W. Mackay
Title:	Chief Executive Officer

SIGNATURE PAGE TO PLAN OF LIQUIDATION DISSOLUTION AND CONVERSION

SCHEDULE A

Liquidation Spreadsheet